CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2019, relating to the financial statements and financial highlights of Good Harbor Tactical Core US Fund and Good Harbor Tactical Select Fund, each a series of Northern Lights Fund Trust III, for the year ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights,” “Representations and Warranties” and “Exhibit B” in the Combined Prospectus/Information Statement and Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 27, 2019